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                    January 27, 2021

       Scott E. McPherson
       President and Chief Executive Officer
       Core-Mark Holding Company, Inc.
       1500 Solana Boulevard, Suite 3400
       Westlake, TX 76262

                                                        Re: Core-Mark Holding
Company, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            Amendment No. 1 to
Form 10-K for Fiscal Year Ended December 31, 2019
                                                            Filed May 26, 2020
                                                            File No. 000-51515

       Dear Mr. McPherson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services